EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
K-Tron International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-52523, 333-26531, 33-07921 and 33-39039) on Form S-8 of K-Tron International, Inc. of our report dated February 10, 2003 with respect to the consolidated statements of income, changes in shareholders’ equity, and cash flows of K-Tron International, Inc. and subsidiaries for the year ended December 28, 2002, and the related financial statement schedule, which report appears in the January 1, 2005 Annual Report on Form 10-K of K-Tron International, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the Form 10-K.

KPMG LLP

Philadelphia, Pennsylvania
March 29, 2005